Exhibit 10.6

Covenant Group of China Inc.

March 26, 2010

Re:           Share Entrustment Agreement

This share entrustment agreement (the “Agreement”), executed on the above date, by and among Covenant Group of China Inc. (“Covenant”), a U.S. public company, and the following shareholders of ChongQing Sysway Information Technology Co. Ltd. (“ChongQing”): Song Xiaozhong, Shi Quansheng, Song Guangwei, and Yuan Rui (each a “ChongQing Shareholder” and collectively the “ChongQing Shareholders”).

The parties acknowledge that ChongQing and the ChongQing Shareholders entered into an agreement dated June 24, 2009 (“June 24, 2009 Agreement”) with Covenant Group Holdings Inc. (“Holdings”), now a wholly-owned subsidiary of Covenant, whereby Holdings would acquire one-hundred percent (100%) of ChongQing’s common stock from the ChongQing Shareholders in exchange for one million four hundred thousand (1,400,000) shares of Covenant common stock.  The percentage of the latter Covenant shares to be received by each ChongQing Shareholder was cited as follows: Song Xiaozhong (43.297%), Shi Quansheng (31.945%), Song Guangwei (23.918%), and Yuan Rui (0.840%).

The parties acknowledge that the obligation of the parties to exchange Covenant  common stock shares for ChongQing common stock shares held by the ChongQing Shareholders occurred on December 24, 2009, the effective date of a share exchange agreement, which consummated a merger and going public transaction between Holdings and Covenant, formerly named Everest Resources Inc.

The parties acknowledge that Covenant has issued Covenant shares in the name of the ChongQing Shareholders, but ChongQing and the ChongQing Shareholders are still in the process of effecting a change in the Peoples Republic of China of the registered or record ownership of the ChongQing shares in the name of Holdings.  Accordingly, Covenant shall hold the ChongQing Shareholders shares in Covenant in trust for the exclusive beneficial ownership and voting rights of each respective ChongQing shareholder.  Additionally, ChongQing and each ChongQing Shareholder shall hold the ChongQing shares in trust for the exclusive beneficial ownership and voting rights of Covenant through Holdings.  The parties ratify and agree that this mutual trust arrangement has been effective since the effective date of the December 24, 2009 Agreement.

Unless agreed otherwise in writing, the parties shall use their best efforts to have the ChongQing shares registered promptly in the name of Holdings and thereafter the shares in both Covenant and ChongQing can be released to the respective parties in accordance with the terms of the June 24, 2009 Agreement.  Upon such mutual share releases, the trust arrangements arising under this Agreement shall terminate.

To the extent not expressly contradicted by this Agreement, the provisions of the June 24, 2009 Agreement shall be controlling, including the ability of the instant Agreement to be executed in one or more counterparts (facsimile copies are deemed originals), each of which shall be an original and all of which taken together shall constitute one and the same instrument.

Agreed and acknowledged:

COVENANT GROUP OF CHINA INC.

/s/ Fredric W. Rittereiser
Fredric W. Rittereiser, Chairman

/s/ Kenneth Wong
Kenneth Wong, President

CHONGQING SYSWAY INFORMATION TECHNOLOGY CO., LTD.

/s/ Song Xiaozhong
Song Xiaozhong, Chairman

/s/ Shi Quansheng
SHI QUANSHENG

/s/ Song Xiaozhong
SONG XIAOZHONG

/s/ Song Guangwei
SONG GUANGWEI

/s/ Yuan Rui
YUAN RUI